Exhibit 99.3

News For Immediate Release

Memorial Production Partners LP Announces Closing of Acquisition of Oil and Gas Properties

HOUSTON, TEXAS, December 12, 2012—Memorial Production Partners LP (NASDAQ: MEMP) announced today that it has closed its previously announced acquisition of certain oil and gas producing properties offshore Southern California from Rise Energy Partners, LP for $271 million, which includes $3 million of working capital and other customary adjustments. The acquisition was funded with borrowings under MEMP’s existing credit facility and the net proceeds from its public offering of common units, which closed on December 12, 2012. The effective date for this transaction is September 1, 2012.

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. MEMP’s properties are located in South Texas, East Texas/North Louisiana and California and consist of mature, legacy oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute MEMP’s business plan, prices and demand for natural gas and oil, MEMP’s ability to replace reserves and efficiently develop its current reserves and other important factors that could cause actual results to differ materially from those projected as described in MEMP’s reports filed with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. For a more complete list of these risk factors, please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at www.sec.gov. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

Contact

Memorial Production Partners LP

Ronnetta Eaton – Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com